Exhibit 99.2

RECENT DEVELOPMENTS

➢	Pending acquisition of a Refinery from Sinclair. On October 20, 2009, we announced that we had entered into a definitive agreement to acquire the Sinclair Refinery for approximately $54.5 million in cash, subject to certain adjustments (including post closing payments of approximately $17.0 million for reimbursement of certain capital expenditures), and $74.0 million in Holly common stock plus the market value of the refinery’s inventories. The facility has a current crude capacity of 75,000 BPSD and has approximately 3.750 million barrels of onsite storage, in addition to other attractive logistics assets. A subsidiary of HEP is a party to our definitive purchase agreement with Sinclair and will acquire approximately 1.362 million of the 3.750 million barrels of onsite storage capacity at the refinery, three truck loading racks for light products, asphalt and propane, and light product delivery pipelines. We plan to operate this refinery and our existing Tulsa Refinery as one integrated, highly complex facility at a total crude processing rate of approximately 125,000 BPSD. Although the name-plate capacity of the two refineries is higher than 125,000 BPSD, we believe reducing the overall crude capacity results in the most economical configuration for the integrated facility and results in the best integrated complexity factor. We believe that the synergy of these two plants operated as an integrated facility will result in saving approximately $110.0 million of expected capital expenditures related to ULSD compliance. Also as a result of the integrated facility, we expect to be able to reduce capital expenditures for the forthcoming benzene in gasoline requirements from approximately $30.0 million for the Tulsa Refinery alone to approximately $15.0 million for the integrated complex. Even if we are able to realize the operating synergies of the integrated facility, our Tulsa Refinery will still require sulfur recovery investment but we estimate combining the two refineries will reduce our net near-term capital expenditure requirements by approximately $125.0 million, excluding the cost to construct the pipelines that will integrate the refinery. As we intend to operate our existing Tulsa Refinery with the Sinclair Refinery as an integrated unit, we expect that the acquisition of the Sinclair Refinery will increase our overall crude capacity by 40,000 BPSD and raise the complexity of our Tulsa operation while preserving our high-value specialty products production capabilities. The acquisition will also allow us to upgrade the unfinished gas oil currently produced at our Tulsa Refinery into transportation fuels without incurring the substantial associated capital expenditures that would otherwise be required to do so. For additional information see “The proposed Sinclair Refinery acquisition.”

➢	Upsizing of the Credit Agreement. We are currently in negotiations to increase the size of our $300.0 million credit agreement with Bank of America, N.A., as administrative agent and L/C issuer, UBS Loan Finance LLC and U.S. Bank National Association, as co-documentation agents, Union Bank of California, N.A. and Compass Bank, as co-syndication agents, and the other lenders party thereto. We do not expect the other terms of our credit agreement to change in connection with this anticipated increase in size. The credit agreement, including letters of credit issuable thereunder, may be used for working capital requirements, capital expenditures, permitted acquisitions or other general corporate purposes. As of September 30, 2009, we had no outstanding borrowings under the credit agreement.

➢	Sale of Storage Facilities at Tulsa Refinery. On October 20, 2009, we sold approximately 400,000 barrels of crude oil tankage at the Tulsa Refinery as well as certain refinery-related crude oil pipeline receiving facilities to Plains All American Pipeline, LLP (“Plains”) for $40.0 million in cash. In connection with the disposition of these assets, one of our subsidiaries entered into an agreement with a subsidiary of Plains pursuant to which we will pay Plains a set amount per month for the exclusive use of the approximate 400,000 barrels of crude oil tankage Plains acquired as well as a fee for crude oil we receive through the crude oil pipeline receiving facilities purchased by Plains. We have maintained ownership of an additional 2.8 million barrels of active tankage that was acquired as part of the Tulsa Refinery acquisition from Sunoco in June 2009. In conjunction with the sale to Plains, we agreed to explore the use of our and Plains’ Tulsa storage facilities to opportunistically capture crude oil contango profit opportunities that may arise given the facilities’ close proximity to Cushing, Oklahoma. Pursuant to a margin sharing agreement, we would equally share contango profits with Plains for crude oil purchased by Plains and delivered to the Tulsa Refinery for storage.

➢	Conversion of subordinated units of HEP. On August 18, 2009, 7,000,000 subordinated units of HEP held by one of our subsidiaries converted into an equal number of common units of HEP
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following satisfaction of the conditions in the limited partnership agreement of HEP. Subject to the terms and conditions of the limited partnership agreement of HEP, we have the right to cause HEP to register for resale under the Securities Act of 1933 and applicable state securities laws any limited partner units that we hold. HEP is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

➢	Sale of Tulsa Loading Racks. On August 1, 2009, we sold certain truck and rail loading/unloading equipment located at the Tulsa Refinery (the “Tulsa Loading Racks”) to HEP for a cash purchase price of $17.5 million. In connection with the sale of the Tulsa Loading Racks we entered into a 15-year equipment and throughput agreement with HEP pursuant to which we agreed to load or unload by tanker truck or rail car at the Tulsa Loading Racks an amount of products in the aggregate that at the agreed tariff rates will result in minimum revenues to HEP of approximately $225,000 per month. The base tariff and volume incentive tariff that we pay on products received or shipped from the Tulsa Loading Racks will increase each year on July 1 by an amount equal to the change in the producer price index, provided, however, that such adjustment shall not exceed 3.0% in any year. The base tariff and the volume incentive tariff will not decrease as the result of any decrease in the producer price index. In connection with the sale of the Tulsa Loading Racks, we also entered into a purchase option agreement with HEP pursuant to which, among other things, HEP granted us the option to purchase the Tulsa Loading Racks in certain circumstances, including upon termination of the agreement, and we granted HEP a put right that would require us to purchase the Tulsa Loading Racks upon termination of the agreement.
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